Exhibit 10.1

EXECUTION

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of April 20, 2021 (the “Effective Date”), is made by and among (i) dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”); (ii) Maven TopHoldings S.a.r.l, a Luxembourg société à responsibilité limitée (“Apax”); (iii) each of the parties listed on Schedule 1-A attached hereto (collectively, “Management”); (iv) each of the parties listed on Schedule 1-B attached hereto (collectively, “Co-Investors”); (v) Genius Sports Limited (f/k/a Galileo NewCo Limited), a company incorporated under the laws of Guernsey (“PubCo”); (vi) dMY Technology Group II, Inc., a Delaware corporation (“dMY”); (vii) solely for purposes of Article I, Section 3.11, Section 3.15, Section 3.16(a), Section 4.3 and Article V, (A) Niccolo de Masi and (B) Harry L. You (each, a “Sponsor Principal” and collectively, the “Sponsor Principals”); and (viii) (A) Darla Anderson, (B) Francesca Luthi, and (C) Charles E. Wert (each, a “DMY Independent Director” and, collectively, the “DMY Independent Directors” and together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”). Each of dMY, Apax, Management, Co-Investors, PubCo, Sponsor, Sponsor Principals and Founder Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of October 27, 2020 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among dMY, PubCo, Maven Midco Limited, a private limited company incorporated under the laws of England, Maven Topco Limited, a company incorporated under the laws of Guernsey (“TopCo”), Genius Merger Sub, a Delaware corporation (“Merger Sub”), and the Sponsor;

WHEREAS, pursuant to the BCA, at the Closing, Merger Sub will merge with and into dMY (the “Merger”), with dMY continuing as the surviving company in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of PubCo on the terms and subject to the conditions set forth in the BCA;

WHEREAS, upon the effective date of the Merger, the amended and restated articles of incorporation of PubCo shall be adopted by PubCo in substantially the form agreed among the parties to the BCA in accordance with the BCA (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Articles”);

WHEREAS, dMY, the Sponsor, the Sponsor Principals and the DMY Independent Directors entered into that certain Registration Rights Agreement, dated as of August 13, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement and as a condition to the consummation of the transactions contemplated by the BCA, dMY, the Sponsor, the Sponsor Principals and the DMY Independent Directors desire to terminate the Original RRA and replace it with this Investor Rights Agreement;

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA, the Management Investment Deed and the Investment Deed shall stand automatically terminated effective as of the Closing; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Annual Transfer Basket” means, with respect to any Restricted Holder and following the expiry of the Management Lock-Up Period, such number of Registrable Securities that allow such Restricted Holder to (i) Transfer by way of sale up to 10% of the Registrable Securities held or owned (calculated assuming the exercise or conversion of vested and unvested exercisable or convertible securities held) by such Restricted Holder on the Closing Date, and (ii) Transfer by way of pledge or other security interest up to 20% of the Registrable Securities held by such Restricted Holder on the Closing Date (each of 10% and 20%, the “Applicable Percentages”), provided, that if any amounts pursuant to clauses (i) or (ii) above remain unused with respect to a

Restricted Holder on any subsequent Anniversary Reset Date (after taking into account any Transfers pursuant to any other provision of this Agreement, including Section 4.4 hereof, but excluding Permitted Transfers), such unused portion of the Annual Transfer Basket shall be added to the Annual Transfer Basket of such Restricted Holder on such subsequent Anniversary Reset Date (when such Annual Transfer Basket will be reset in accordance with this definition); provided, further, that following the termination of any Restricted Holder’s employment by the Company for any reason (other than for Cause), the Applicable Percentages for such Restricted Holder shall from and after the date of such termination be twice the Applicable Percentages set forth in clauses (i) and (ii) above.

“Anniversary Reset Date” means (i) the date on which the Management Lock-Up Period expires, and (ii) each one year anniversary thereafter, until the date that is the third anniversary of the Closing Date.

“Apax Board Observer” has the meaning set forth in Section 2.1(l).

“Apax Board Observer Threshold” has the meaning set forth in Section 2.1(l).

“Articles” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Back Leverage” means the (i) direct or indirect incurrence of Indebtedness by Apax (or an Affiliate thereof, including any entity directly or indirectly holding such Registrable Securities) or the Restricted Holders or the Significant Co-Investor, in each case, with respect to the Registrable Securities (and including to refinance or replace Indebtedness described in this clause (i), and (ii) granting of Liens by Apax, the Significant Co-Investor or the applicable Restricted Holder to secure payment of such Indebtedness described in clause (i), including on the Registrable Securities held by Apax or its Permitted Transferees, the Significant Co-Investor or the applicable Restricted Holder but which granting of Liens will not be, solely during the Apax Lock-Up Period, (x) on more than 20% of the Registrable Securities Beneficially Owned by Apax (and its Permitted Transferees) as a percentage of the Registrable Securities Beneficially Owned by Apax on the Closing Date, or (y) on more than 20% of the Registrable Securities Beneficially Owned by the Significant Co-Investor (and its Permitted Transferees) as a percentage of the Registrable Securities Beneficially Owned by the Significant Co-Investor on the Closing Date, as applicable.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Cause” shall have the meaning set forth in the Management Investment Deed (notwithsanding any such termination of the Management Investment Deed in connection with the transactions contemplated hereby) and to the extent any Restricted Holder’s employment agreement is amended in connection with the transactions contemplated hereby, the events of termination for “cause” (as customarily understood).

“Change in Control” means (a) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of PubCo to any Person (or group of Persons acting in concert), or (b) a liquidation, merger, stock exchange, recapitalization or other similar transaction of PubCo, or other sale (in one transaction or a series of related transactions) of equity interests or voting power of PubCo to a Person (or group of Persons acting in concert), in each case, that results in any Person (or group of Persons acting in concert) owning more than 50% of the equity interests or voting power of PubCo (or any resulting entity after such merger or recapitalization); provided, that none of a public offering, stock dividend or distribution, stock split, or any other similar capital structure change shall in and of itself constitute a Change in Control.

“Common Shares” means the ordinary shares of PubCo, par value $.0.01.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of the New York Stock Exchange.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting shares or stock (as applicable) of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Determination Time” has the meaning set forth in Section 4.4(a).

“DMY Independent Director” has the meaning set forth in the Recitals.

“DMY Warrants” means the outstanding warrants, each exercisable for one Common Share, to purchase an aggregate of 5,013,333 Common Shares, issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated August 13, 2020, by and among the Sponsor and dMY.

“Early Trading Release” has the meaning set forth in Section 4.1(a).

“Early Transaction Release” has the meaning set forth in Section 4.1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form F-3 Shelf” has the meaning set forth in Section 3.1(a).

“Forfeiture Shares” has the meaning set forth in the Sponsor Forfeiture Agreement.

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holders Consent Letter” means that certain Founder Holders Consent Agreement, dated as of October 27, 2020, by and among Pubco, TopCo, dMY, the Sponsor and the DMY Independent Directors, as the same may be amended, modified, supplemented or waived from time to time.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Indemnitees” has the meaning set forth in Section 5.12(a).

“Holder Information” has the meaning set forth in Section 3.10(b).

“Indemnification Sources” has the meaning set forth in Section 5.12(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.12(a).

“Indemnity-Related Entities” has the meaning set forth in Section 5.12(c).

“Jointly Indemnifiable Claim” has the meaning set forth in Section 5.12(c).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Management Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(f).

“Memorandum” means the amended and restated Memorandum of Incorporation of PubCo, as the same may be amended or amended and restated from time to time.

“Merger” has the meaning set forth in the Recitals.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special or extraordinary meetings of stockholders or shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (c) causing the adoption of stockholders’ or shareholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or extraordinary meeting of shareholders of PubCo.

“Options” means any options granted to a participant pursuant to the 2021 Option Planof PubCo.

“Organizational Documents” means the Memorandum and Articles.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo) and (d) any Controlled Entity of such Person.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Piggyback Holders” has the meaning set forth in Section 3.2(a).

“Potential Takedown Participant” has the meaning set forth in Section 3.1(d).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any Common Shares or DMY Warrants outstanding on the Closing Date, (b) any Common Shares issued or issuable upon the exercise of the DMY Warrants, (c) any Common Shares representing Restricted Shares following such time as such Restricted Shares are no longer Restricted Shares pursuant to the terms applicable to such Restricted Shares, (d) any Common Shares issued, issuable, transferred or transferrable to Management upon the exercise of any Options in accordance with the terms of the 2021 Option Plan of PubCo (and/or any Option Agreement, as that term is used and defined therein) and (e) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b), (c) or (d) by way of conversion, dividend, stock or share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (D) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of them shall not require registration under the Securities Act or (E) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the Common Shares that are outstanding at such time and (ii) such Common Shares are eligible for resale without volume or manner-of-sale restrictions pursuant to Rule 144; and provided, further, that, for the avoidance of doubt, no Restricted Shares shall be deemed to Registrable Securities for so long as such securities remain Restricted Shares.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Special Holders participating in such Registration or Transfer;

(g) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the Significant Co-Investor participating in an Underwritten Offering so long as such Significant Co-Investor is selling 1% or more of the then issued and outstanding Common Shares (prior to giving effect to any underwriter cutback);

(h) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by Mark Locke participating in an Underwritten Offering so long as Mark Locke is selling 1% or more of the then issued and outstanding Common Shares (prior to giving effect to any underwriter cutback);

(i) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Special Holders and/or the Significant Co-Investor and/or Mark Locke pursuant to clauses (g) and (h) above); and

(j) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Relative Ownership Percentage” means, with respect to any Holder as of the Determination Time, a fraction (expressed as a percentage), (A) the numerator of which is (i) the aggregate number of Common Shares owned by such Holder (together with its Permitted Transferees) immediately following the Closing Date less (ii) the aggregate number of Common Shares Transferred by such Holder (other than to a Permitted Transferee) following the Closing Date and as of the Determination Time (after giving effect to such proposed Transfer), and (B) the denominator of which is the aggregate number of Common Shares owned by such Holder (together with its Permitted Transferees) immediately following the Closing Date.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” has the meaning set forth in Section 3.1(d).

“Restricted Holders” means each of (i) Mark Locke, (ii) Jack Davison, (iii) Campbell Stephenson, (iv) Steven Burton, (v) Nick Taylor, and (vi) Tom Russell, and in each case, their Permitted Transferees.

“Restricted Shares” has the meaning set forth in the BCA.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Seller Director” has the meaning set forth in Section 2.1(a).

“Sellers” means, collectively, Apax, Management and Co-Investors.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement.

“Shelf Takedown Request” has the meaning set forth in Section 3.1(e).

“Significant Co-Investor” means any TH Sports Holding S.A. or TH Ludus SARL.

“Special Holder” means, together, Apax, the Sponsor and each of their respective Affiliates and Subsidiaries.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Forfeiture Agreement” means the agreement entered into on October 27, 2020 with the execution and delivery of this Agreement, by and among the Founder Holders, PubCo and dMY, with respect to forfeiture of certain shares held by the Founder Holders.

“Sponsor Letter” means that certain Letter Agreement, dated as of August 13, 2020, by and among dMY, its officers, its directors and the Sponsor.

“Sponsor Principal” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Taxes” means United Kingdom capital gains tax payable by a Person as a result of the Pre-Closing Reorganization (as defined in, and in accordance with, the BCA) pursuant to the BCA, other than any taxes payable due to the steps for such Pre-Closing Reorganization whereby instruments held by such Person are sold, or redeemed, for cash consideration in accordance with the BCA.

“Tax Transfer Basket” means, with respect to any Management or other Restricted Investor, Transfers in an amount up to the amount of any Taxes due and payable by such Person pursuant to the Pre-Closing Reorganization (as defined in, and in accordance with, the BCA).

“TopCo” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, provided, that any Transfer pursuant to the Tax Transfer Basket applicable to any Management or other Restricted Investor shall not be deemed to be a Transfer pursuant to this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(f).

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and each of the Sellers and the Sponsor (severally, and not jointly) agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at or following the Closing of nine (9) directors, (i) six (6) of whom shall be nominated by the Sellers (each, a “Seller Director”), initially David Levy, Gabrielle Cipparrone, Albert Costa Centena, Roxana Mirica, and Daniel Burns, (ii) the Chief Executive Officer of PubCo, who shall initially be Mark Locke, and (iii) two (2) of whom have been nominated by the Sponsor (each, a “Sponsor Director”), who shall initially be Harry You and Niccolo de Masi as applicable, and such foregoing directors to be divided into three (3) classes of directors, with each class serving for staggered three (3) year-terms as follows:

(i) the Class I directors shall include: two (2) Seller Director(s) and one (1) Sponsor Director (who shall initially be Harry You);

(ii) the Class II directors shall include: two (2) Seller Director(s) and one (1) Sponsor Director (who shall initially be Niccolo de Masi); and

(iii) the Class III directors shall include: two (2) Seller Director(s). and the Chief Executive Officer.

The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual meeting of shareholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual meeting of shareholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting of shareholders at which directors are elected.

(b) Apax Representation. For so long as Apax and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), Beneficially Own Common Shares representing at least the percentage, shown below, of the Common Shares held by Apax immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or extraordinary meeting of shareholders at which directors are to be elected that number of individuals designated by Apax that, if elected, will result in Apax having the number of directors serving on the Board that is shown below (each such director, an “Apax Director”). For so long as Apax and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), have the right to include at least two (2) Apax Directors in the slate of nominees recommended by the Board for election as directors at each applicable annual or extraordinary meeting of shareholders at which directors are to be elected, PubCo shall not increase the size of the Board beyond nine (9) directors without the prior written consent of Apax.

Common Shares Beneficially Owned by Apax (and its Permitted Transferees) as a Percentage of the Common Shares Held by Apax on the Closing Date	Number of Apax Directors
50% or greater	3
30% to less than 50%	2
20% to less than 30%	1
Less than 20%	0

(c) Decrease in Directors. Upon any decrease in the number of directors that Apax is entitled to designate for nomination to the Board pursuant to Section 2.1(b), Apax shall take all Necessary Action to cause the appropriate number of Apax Directors to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual meeting of shareholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination an Apax Director that has tendered his or her resignation pursuant to this Section 2.1(c).

(d) Removal; Vacancies. Apax or the Sponsor, as applicable, shall have the exclusive right to (i) remove their respective nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to cause any such vacancies created pursuant to clause (i) or (ii) above to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(d), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement.

(e) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined after giving effect to Section 2.1(h)), Apax shall have the right, and PubCo shall take all Necessary Action and shall procure that the Board shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by Apax. For as long as such individual serves on the Board and is eligible to serve on such committee, (x) Niccolo de Masi shall be entitled to serve on the Compensation Committee and the Nominating and Corporate Governance Committee and (y) Harry You shall be entitled to serve on the Audit Committee as Chairman. The Compensation Committee shall be required to consult with the Chief Executive Officer from time to time on matters relating to remuneration of employees, other than the remuneration of the Chief Executive Officer, including without limitation discussing with and considering in good faith the recommendations of the Chief Executive Officer prior to commencement of any consideration of any such remuneration, and keeping the Chief Executive Officer reasonably apprised of the status of the Compensation Committee’s deliberations, it being agreed that the Compensation Committee shall consider the Chief Executive Officer’s recommendations in good faith.

(f) Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of individuals meeting the independence requirements of the New York Stock Exchange. From and after such initial slate is constituted, PubCo, Sellers and the Sponsor shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(h) (and for so long as PubCo is Controlled Company Eligible and the Sellers are entitled to nominate their full slate of directors pursuant to Section 2.1(a)(i), the Sellers shall include among its nominees such number of directors meeting such independence requirements that, when taken together with other directors (including the Sponsor Directors) meeting such independence requirements, PubCo has the requisite number of directors meeting such independence requirements). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be designated by Sellers and the Sponsor pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Sellers and the Sponsor to designate members for nominations to the Board in accordance with Section 2.1(a)), the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board.

(g) Controlled Company Exception. At all times in which PubCo is Controlled Company Eligible, except to the extent otherwise agreed in writing by Apax, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by Apax, for so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed.

(h) Reimbursement of Expenses. PubCo shall reimburse the directors and Apax Board Observer (as applicable) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i) Indemnification. For so long as any Seller Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Seller Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Seller Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, Article 41 of the Articles and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Seller Director or Sponsor Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Seller Director or Sponsor Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Seller Director or Sponsor Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Seller Director or Sponsor Director occurring at or prior to such event.

(k) Apax Board Observer. For so long as Apax and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), Beneficially Own Common Shares representing at least 10%, but less than 20%, of the Common Shares held by Apax immediately after the Closing (the “Apax Board Observer Threshold”), Apax shall have the right to designate one board observer (the “Apax Board Observer”); provided further that Apax’s right to designate one board observer for appointment shall automatically be terminated without any further action required in the event that the number of Common Shares Beneficially Owned by Apax and its Permitted Transferees falls below the Apax Board Observer Threshold. The Apax Board Observer shall have the right to (i) attend all meetings of the Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that PubCo provides to the Board in the same manner as such materials are provided to the Board; provided, that, (x) Apax’s right to appoint the Apax Board Observer is non-transferrable, (y) the Apax Board Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and the Apax Board Observer’s presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (z) PubCo may withhold information or materials from the Apax Board Observer and exclude the Apax Board Observer from any executive sessions and/or all or any portion of any meeting or discussion of the Board, in each case of this clause (z), if the Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between PubCo and its counsel, (B) adversely affect PubCo or its Affiliates under governmental regulations or other applicable laws, (C) be in contravention of any agreement or arrangement with any governmental authority, or (D) result in a conflict of interest. The Apax Board Observer shall be subject to the same obligations as the members of the Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by PubCo) and shall be entitled to expense reimbursement in accordance with Section 2.1(i).

(l) Tax Residency. For so long as Apax and its Permitted Transferees collectively own at least 10% of the issued and outstanding Common Shares of PubCo, absent the prior consent of Apax, PubCo shall use reasonable best efforts to maintain its status as a corporate tax resident of the United Kingdom under applicable law, including the maintenance of “central management and control” in the United Kingdom.

Section 2.2 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the Sellers and the Sponsor agrees and acknowledges that the directors designated by Apax and the Sponsor and the Apax Board Observer may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with Apax and the Sponsor, as applicable. Each of Apax and the Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Apax and the Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit Apax and the Sponsor from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of Apax or the Sponsor, unless such Confidential Information is actually provided to such Person.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within sixty (60) days after the Closing Date, a Registration Statement for a Shelf Registration on Forms F-3 or S-3, as applicable, or any similar short-form registration (the “Form F-3 Shelf”), or if PubCo is ineligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-1 or S-1, as applicable, or any similar long-form registration (the “Form F-1 Shelf,” and together with the Form F-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof, which shall be extended to ninety (90) days after the initial filing thereof if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the Shelf in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form F-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after PubCo is eligible to use Form F-3 or S-3, as applicable, or any similar short-form registration.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, or any similar short-form registration to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Special Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 3.1(c). For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades; provided that other Special Holders, Significant Co-Investors and Restricted Holders of Registrable Securities shall have to exercise any piggy-back rights, subject in all cases, to Article IV (pro rata based on the respective then-ownership of Registrable Securities of each such Holder) on any such block trade no later than twenty four (24) hours following receipt of any written notice regarding such block trade, which notice shall contain a summary of all material terms of such block trade, to the extent then known.

(d) Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than three (3) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder, Significant Co-Investor and each Restricted Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity, subject to the provisions of Article IV, to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing (each a “Requesting Holder”). PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Requesting Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on the Requesting Holder; provided that each such Requesting Holder that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Requesting Holder of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Requesting Holder’s election to participate, as specified in such Requesting Holder’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.1(d) shall be determined by the Demanding Holders.

(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective then-ownership of Registrable Securities of each Demanding Holder and Requesting Holder (if any) that has requested to be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, but at all times subject to Article IV; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Shares or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(f).

(g) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form F-1 or S-1, as applicable, or any similar long-form registration for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. PubCo shall file such Registration Statement within 30 days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective as soon as practicable after the initial filing thereof, but in no event later than sixty (60) days after the initial filing thereof, which shall be extended to ninety (90) days after the initial filing thereof if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC. The provisions of Section 3.1(c), Section 3.1(d), Section 3.1(e), and Section 3.1(f) shall apply to this Section 3.1(g) as if a demand under this Section 3.1(g) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(g), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(g).

Section 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of shareholders of PubCo, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to each Special Holder, Management, Significant Co-Investor and any other Restricted Holder (collectively, the “Piggyback Holders”) as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Piggyback Holders the opportunity to include in such registered offering such number of Registrable Securities as such Piggyback Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Piggyback Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration, at all times subject to Article IV, and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Piggyback Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Piggyback Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Piggyback Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Holders hereunder and (ii) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration, subject to the terms of Article IV, (A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Special Holder that has requested to be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Piggyback Holders, then PubCo shall include in any such Registration (A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, other than the Piggyback Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Piggyback Holder that has requested to be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Piggyback Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(e), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Piggyback Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Piggyback Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.

Section 3.3 Restrictions on Transfer; Underwriter Lockup. In connection with any Underwritten Offering of Equity Securities of PubCo, (i) each Holder that holds more than five percent (5%) of the issued and outstanding Common Shares agrees that it shall not Transfer any Common Shares (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent to a reduced period which shall apply to all Holders, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders), (ii) PubCo will use its reasonable best efforts to cause each of its directors and executive officers to execute a lock-up on terms at least as restrictive as that contemplated by the preceding clause (i) and (iii) PubCo will not effect any public offering or distribution of its equity securities or any securities convertible or exchangeable or exercisable for such securities during the period contemplated in clause (i) (other than (1) as part of any such Underwritten Offering, (2) in connection with a registration related to any employee stock option or other benefit plan, (3) an exchange offer or offering in connection with a business acquisition or combination pursuant to a Registration Statement on Form F-4 or S-4, as applicable, or such other similar form as may be applicable, (4) for an offering of debt that is convertible into equity securities of PubCo, or (5) for a dividend reinvestment plan; provided that the foregoing restriction shall not apply to any existing pledge or other existing grant of a security interest (and any related foreclosure or exercise of remedies) in connection with (x) up to the Annual Transfer Basket or (y) any Back Leverage. Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least five percent (5%) of the issued and outstanding Common Shares and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and the legal counsel of the Special Holders, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its legal counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j) permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration, including causing senior management to participate in meetings with Underwriters, attorneys, accountants and potential investors.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, employees, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor, the DMY Independent Directors and the Sponsor Principals represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements. The parties hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Investor Rights Agreement. Without the prior written consent of the majority in interest of the Special Holders, PubCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Investor Rights Agreement and in the event of any conflict between any such agreement or agreements and this Investor Rights Agreement, the terms of this Investor Rights Agreement shall prevail.

Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Termination of Original RRA. Upon the Closing, PubCo, the Sponsor, the Sponsor Principals and the DMY Independent Directors hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c) In the event that a Seller distributes all of its Registrable Securities to its members, such distributees shall be treated as a Seller under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Seller, as if such Seller remained a single party to this Investor Rights Agreement.

(d) Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Seller, as applicable.

Section 3.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Shares as so changed.

ARTICLE IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such restriction on Transfers shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) to PubCo of any Common Shares Beneficially Owned by the Founder Holders in connection with the forfeiture by the Founder Holders to the PubCo of any Forfeiture Shares in accordance with the BCA and the Sponsor Forfeiture Agreement, (iii) by any Management or any Restricted Holder that is not Management following the Management Lock-Up Period (as defined below), but subject to, in the case of Restricted Holders, to Section 4.4 below, (iv) by any Founder Holder following the Founder Holder Lock-Up Period (as defined below), (vi) by Apax or any Significant Co-Investor, pursuant to any Back Leverage prior to the expiry of the Apax Lock-Up Period in accordance with the terms therein, or (vii) by Apax or any Co-Investor (other than any Restricted Holder), following the Apax Lock-Up Period (as defined below), including pursuant to any Back Leverage.

(b) The “Management Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earlier of (i) the date that is twelve (12) months after the Closing Date, (ii) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing Date or (iii) the date on which PubCo completes a Change in Control (this clause (iii), the “Early Transaction Release”). The “Founder Holder Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earlier of (x) the date that is twelve (12) months after the Closing Date, (y) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (this clause (y), the “Early Trading Release”) or (z) the date that is the Early Transaction Release. The “Apax Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earlier of the date that is (1) six (6) months after the Closing Date, (2) the Early Trading Release or (3) the Early Transaction Release. “Lock-Up Period” means (A) with respect to any Management (including any Person who succeeds to such Management’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Management Lock-Up Period, (B) with respect to the Founder Holders (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period, (C) with respect to Apax (including any Person who succeeds to Apax’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Apax Lock-Up Period, (D) and with respect to any Co-Investor (including any Person who succeeds to such Co-Investor’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Apax Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo held by the Holders as of the Closing Date; provided that in no event shall the DMY Warrants (or any Common Shares resulting from the exercise of any dMY Warrant) be considered “Lock-Up Shares”.

(c) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(d) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in PubCo Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder, any Management or any of their respective Permitted Transferees, to Apax, and in the case of such a Transfer by Apax or any of its Permitted Transferees, to PubCo or (ii) (a) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (b) in the case of an individual, pursuant to a qualified domestic relations order; or (c) pursuant to a Change in Control which results in all of PubCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the consummation of the transactions contemplated by the Business Combination Agreement; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, the Sponsor Forfeiture Agreement and the Founder Holders Consent Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Sponsor Forfeiture Agreement and the Founder Holders Consent Letter.

Section 4.3 Other Lock-Up Restrictions. Each of PubCo, the Sponsor, each dMY Independent Director and each Sponsor Principal hereby acknowledge and agree that this Article IV supersedes Section 7 of the Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo, the Sponsor, each dMY Independent Director and each Sponsor Principal, the Founder Holders Consent Letter shall be deemed amended to remove Section 7 of the Sponsor Letter.

Section 4.4 Post-Lock-Up Transfers.

(a) Following the expiration of the Management Lock-Up Period until the earlier of (i) the third (3rd) anniversary of the Closing Date and (ii) the date on which Apax (together with its Permitted Transferees) no longer Beneficially Owns Common Shares representing at least 10% of the Common Shares held by Apax immediately after the Closing, any Management may Transfer any or all of such Management’s Common Shares in compliance with all applicable securities Law and the terms of this Investor Rights Agreement; provided that, notwithstanding anything to the contrary in this Agreement, except pursuant to the Annual Transfer Basket or to a Permitted Transferee (who has executed and returned a joinder in the form attached as Exhibit A and is subject to the same rights and obligations as the transferring Restricted Holder), no Restricted Holder shall Transfer any Common Shares to the extent that such Transfer would result in the Relative Ownership Percentage of such Restricted Holder immediately following such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of Apax as of such time; provided, further, that for the avoidance of any doubt and notwithstanding anything to the contrary set forth herein, (i) any Transfer pursuant to this Agreement (excluding any Transfer to a Permitted Transferee who is bound under a joinder) shall be included as a Transfer for the purposes of calculating a Restricted Holder’s Annual Transfer Basket as of any time, and (ii) any Transfer pursuant to Article III shall remain subject to the transfer restrictions set forth in this Agreement, including the provisions of Article IV. For the avoidance of doubt, nothing in this Agreement shall restrict any Transfer of Common Shares by the Significant Co-Investor following the expiry of the Lock-Up Period applicable to such Significant Co-Investor. Notwithstanding anything in this Investor Rights Agreement to the contrary, no Transfer of Common Shares otherwise permitted or required by this Investor Rights Agreement shall be made unless such Transfer is in compliance with applicable Laws, including the Securities Act and the rules and regulations thereunder, the laws of the State of Delaware and the terms and conditions set forth in this Section 4.4.

(b) Notwithstanding anything to the contrary contained herein, nothing set forth herein shall be deemed to permit the Transfer of any Restricted Shares pursuant to this Section 4.4, so long as such securities remain Restricted Shares.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of Apax, in the case of an assignment by the Sponsor, a Sponsor Principal, any Management or any Co-Investor, or the Sponsor, in the case of an assignment by Apax. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void. Notwithstanding anything herein to the contrary, no DMY Independent Director my assign its rights or obligations under this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2 or a Transfer permitted under Section 4.1(a) (including, for avoidance of doubt, pursuant to any Back Leverage); and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor, the Founder Holders or Sellers assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2 Termination. Except for Section 2.1(i) and Section 2.1(j) which shall survive any termination hereof, and except for Section 2.1(k) which shall each automatically terminate when Apax is no longer eligible for the rights set forth therein, Article II shall terminate automatically (without any action by any Party) as to any Seller or the Sponsor, as applicable, at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as Apax and its Permitted Transferees collectively Beneficially Own Common Shares representing ten percent (10%) or more of the Common Shares held by Apax and its Permitted Transferees immediately after the Closing, Apax, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Common Shares representing fifty percent (50%) or more of the Common Shares held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be (i) materially adverse in any respect to any Holder shall require the prior written consent of such Holder and (ii) adverse and disproportionate in any respect to Mark Locke relative to Apax shall require the prior written consent of Mark Locke (it being understood that any amendments to Section 2.1(a)(ii), Section 3.1(d), Section 4.4, Section 5.13 and the definitions of “Annual Transfer Basket”, “Annual Transfer Basket Reset Date” and “Tax Transfer Basket” shall require the prior written consent of Mark Locke); provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Shares shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as Apax and its Permitted Transferees collectively Beneficially Own Common Shares representing ten percent (10%) or more of the Common Shares held by Apax and its Permitted Transferees immediately after the Closing, Apax, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Common Shares representing fifty percent (50%) or more of the Common Shares held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d) Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, the Founder Holders and the Sponsor Principals or (ii) Apax or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to Apax.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

Galileo NewCo Limited

c/o Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention:     Gabriele Cipparrone, Albert Costa Centena

E-mail:           gabriele.cipparone@apax.com and

albert.costa@apax.com

with copies (which shall not constitute notice) to:

Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention:     Gabriele Cipparrone

  Albert Costa Centena

Email:           gabriele.cipparone@apax.com

albert.costa@apax.com

Kirkland & Ellis LLP

601 Lexington Avenue New York, NY 10022

Attention: Srinivas Kaushik, Edward J. Lee and Abhishek Kolay

Email: skaushik@kirkland.com, edward.lee@kirkland.com, and

  abhishek.kolay@kirkland.com,

if to Apax, to:

Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN

Attention:     Gabriele Cipparrone

Albert Costa Centena

Email:           gabriele.cipparone@apax.com

albert.costa@apax.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue New York, NY 10022

Attention: Srinivas Kaushik, Edward J. Lee and Abhishek Kolay

Email: skaushik@kirkland.com, edward.lee@kirkland.com, and

  abhishek.kolay@kirkland.com

if to the Significant Co-Investor:

TH Sports Holding S.A.

TH Ludus SARL

42, rue de la Vallée, L-2661 Luxembourg

Grand Duchy of Luxembourg

Attention:     Bruno Fischer

Email:           b.fischer@threehills.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention:     Jefferey D. LeMaster

Email:           jefferey.lemaster@cliffordchance.com

if to Management, to:

Mark Locke

Genius Sports Group

10 Bloomsbury Way, Holborn, London, WC1A 2SL, UK

Email: locke_mark@hotmail.com

with a copy (which shall not constitute notice) to:

Macfarlanes LLP

20 Cursitor Street London EC4A 1LT

Attention: Howard Corney

Email: howard.corney@macfarlanes.com

if to the Sponsor, the Sponsor Principals or DMY Independent Directors, as applicable, to:

dMY Sponsor II, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi

        Harry You

Email: niccolo@dmytechnology.com

  harry@dmytechnology.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubinstein

        Tali Sealman

E-mail: joel.rubinstein@whitecase.com

  tali.sealman@whitecase.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Except to the extent the terms hereof require interpretation of a law, regulation or public policy of Guernsey, in which case the law, regulations and public policies of Guernsey shall govern, each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall place customary restrictive legends substantially in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement. Upon request of the applicable Holder, upon receipt by PubCo of an opinion of counsel reasonably satisfactory to PubCo to the effect that such legend is no longer required under the Securities Act or such other documentation reasonably requested by PubCo, PubCo shall promptly cause the first paragraph of the legend to be removed from any certificate or book entry representing the Registrable Securities and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED OCTOBER 27 (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG GALILEO NEWCO LIMITED (THE “COMPANY”), MAVEN TOPHOLDINGS S.A.R.L, DMY SPONSOR II, LLC AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

Section 5.11 No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto (and their Permitted Transferees). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto (and their Permitted Transferees), as applicable; and, other than for any Permitted Transferees, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.12 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them on or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach by such Holder Indemnitee of this Investor Rights Agreement, the BCA (to the extent such Holder Indemnitee is a party thereto), any agreement referenced or contemplated thereby to which such Holder Indemnitee is a party, or any other agreement between such Holder Indemnitee or any of its Affiliates, on the one hand, and PubCo or any of its subsidiaries, on the other hand, in each case by such Holder Indemnitee or its Affiliates or other related Persons, or the breach of any fiduciary or other duty or obligation (whether arising by Law or contract) of such Holder Indemnitee to (A) its direct or indirect equity holders, creditors or Affiliates or (B) PubCo, any of its subsidiaries or their respective equity holders, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s gross negligence or willful misconduct); provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.12, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b) PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred by such Holder Indemnitee in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, or any action or proceeding arising therefrom. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its subsidiaries.

(c) PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the DGCL (as applicable pursuant to this Investor Rights Agreement) and Guernsey Law (as applicable pursuant to the Memorandum and Articles), (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any subsidiary of PubCo and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.12(c), entitled to enforce this Section 5.12(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its subsidiaries to perform the terms and obligations of this Section 5.12(c) as though each such subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.12(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e) Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.12, the term Holder Indemnitees shall not include any Holder or any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing, who is an officer or director of PubCo or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.12 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.

Section 5.13 Back Leverage Cooperation. If requested by Apax, the Significant Co-Investor or any other Restricted Holder, PubCo will provide the following cooperation in connection with Apax or such Restricted Holder, as applicable, obtaining any Back Leverage: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender or counterparty providing such Back Leverage on customary terms, with such changes thereto as are requested by such lender or counterparty, (ii) (A) if so requested by such lender or counterparty, as applicable, issuing physical certificates or re-registering the pledged Registrable Securities, in the name of the relevant lender, counterparty, custodian or similar party to a Back Leverage, in certificated or restricted book-entry form on the books and records of PubCo’s transfer agent, in each case, subject to appropriate transfer restrictions and related restrictive legends or (B) without limiting the generality of clause (A), if such securities are eligible for resale under Rule 144A, depositing such pledged securities in book entry form on the books of The Depository Trust Company or other depository with customary 144A legends in lieu of any legends required thereon, (iii) entering into customary triparty agreements reasonably acceptable to PubCo with each lender or counterparty and Apax, the Significant Co-Investor or the Restricted Holder relating to the delivery of the Registrable Securities in certificated or restricted book-entry form on the books and records of PubCo’s transfer agent, subject to appropriate transfer restrictions and related restrictive legends, to the relevant lender or counterparty for crediting to the relevant collateral accounts upon funding of any Back Leverage, (iv) if so requested by Apax, the Significant Co-Investor or such Restricted Holder, as applicable, using reasonable best efforts to include exceptions to any underwriters’ lock-up to allow incurrence or maintenance of the Back Leverage and exercise of remedies thereunder and/or (v) such other cooperation and assistance in connection with such Back Leverage as Apax, the Significant Co-Investor or such Restricted Holder, as applicable, or such lender or counterparty may reasonably request.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

GALILEO NEWCO LIMITED

By:	/s/ Albert Costa Centena
Name: Albert Costa Centena
Title: Director

SPONSOR:

DMY SPONSOR II, LLC

By:	/s/ Harry L. You
Name: Harry L. You
Title: Manager

DMY:

DMY TECHNOLOGY GROUP II, INC.

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

Signature Page to Investor Rights Agreement

APAX:

MAVEN TOPHOLDINGS S.A.R.L

By:	/s/ Dieudonné Sebahunde
Name: Dieudonné Sebahunde
Title: Authorised Signatory

By:	/s/ Laurent Thailly
Name: Laurent Thailly
Title: Authorised Signatory

MANAGEMENT AND CO-INVESTORS:

MAVEN TOPHOLDINGS S.A.R.L, on behalf of each of parties listed on Schedule 1-A and Schedule 1-B attached hereto pursuant to a Power of Attorney

By:	/s/ Dieudonné Sebahunde
Name: Dieudonné Sebahunde
Title: Authorised Signatory

By:	/s/ Laurent Thailly
Name: Laurent Thailly
Title: Authorised Signatory

Signature Page to Investor Rights Agreement

SPONSOR PRINCIPALS:

/s/ Harry L. You
Harry L. You

/s/ Niccolo de Masi
Niccolo de Masi

DMY INDEPENDENT DIRECTORS:

/s/ Darla Anderson
Darla Anderson

/s/ Francesca Luthi
Francesca Luthi

/s/ Charles E. Wert
Charles E. Wert

Signature Page to Investor Rights Agreement

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement made as of                     , is between                      (“Transferor”) and                      (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                      Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of October 27, 2020, among Galileo NewCo Limited (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”)[, that certain Sponsor Forfeiture Agreement, dated as of October 27, 2020, among PubCo and the other persons party thereto (the “Forfeiture Agreement”) and that certain Founder Holders Consent Letter, dated as of October 27, 2020, by and among PubCo, dMY Technology Group II, Inc., a Delaware corporation (“dMY”), dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), dMY officers and dMY directors (the “Consent Letter”)]; and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter] by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter].

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter], (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter] and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement[, the Forfeiture Agreement and the Consent Letter].

Exhibit A to Investor Rights Agreement

Section 1.4 Notice. All notices, demands and other communications to be given or delivered under the Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 1.4, notices, demands and other communications shall be sent to the addresses set forth on such party’s signature page hereto.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Third Party Beneficiaries. PubCo, dMY, the Sponsor and the other persons party thereto to the Investor Rights Agreement[, the Forfeiture Agreement and/or the Sponsor Letter], as applicable, are intended third party beneficiaries of this Joinder and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms. Except as provided in the immediately preceding sentence, nothing in this Agreement is intended to, nor shall be constructed to, confer upon any other person any rights or remedies hereunder.

Section 1.7 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Exhibit A to Investor Rights Agreement

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices: